EXHIBIT 10.9

QUOTATION

Product Development and

Pilot Lot Manufacturing

Proposal

Version 01

Citius Pharmaceuticals LLC

(Referred to as "Customer")

Quote # 2010-720

July 21,2010

CONFIDENTIAL

IGI, Inc.	Wheat Road and Lincoln Avenue Buena, NJ 08310

Quote # 2010-720	Page 2

Executive Summary

IGI together with its subsidiaries and affiliates, possess, and/or has rights to, the know how to develop and manufacture topical products with and without Lipid vesicles based proprietary Novasome® technology.

The Customer is interested in developing a hydrocortisone and lidocaine topical formulation for the treatment of hemorrhoids. The customer is interested in having IGI develop several topical formulations at different dosage levels for each API.

The Customer, anytime during or after the development phase of the above products, may negotiate with IGI, in good faith, a Manufacturing and Supply Agreement for the above commercial product. In the event that such good faith negotiations do not result in an agreement, IGI agrees to assist in transferring production to the vendor selected by Citius.

IGI will perform the following services related to Customer's product ("Product"):

•	Prototype formulation and analytical methods development for customer's approval
•	Laboratory sample preparation
•	250 kg scale up batches in the pilot plant and stability testing, as specified by the customer, in the commercial package
•	250kg scale up of placebo batch in the pilot plant
•	Master Batch Record preparation for pilot compounding and filling.
•	Bulk product specification and testing methods protocol
•	Provide documentation to support CMC section of customers regulatory filing
•	Supply customer requested samples for clinical and non-clinical testing as required

Section 1. Project Instructions

1.1	Project. For purposes of this Quotation, the products and services to be provided by IGI pursuant to this Quotation shall be the "Project."

1.2	Project Instructions. The Project Instructions applicable to the Project ("Project Instructions") are the following:

•	This Quotation,
•	IGI's Standard Operating Procedures in effect at the Facility, and
•	The Batch Record.

1.3	Specifications. The Specifications applicable to the Project shall be as set forth in the Project Instructions ("Specifications").

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 3

Section 2. Scope of Work

2.1	IGI's Responsibilities.

2.1.1

Facility. IGI is an FDA registered drug manufacturing establishment that is maintained in accordance with applicable US laws, rules and regulations, including without limitation, applicable current Good Manufacturing Practices.

2.1.2	Product Development. With the selected ingredients, IGI will use its product development laboratories and the other available resources to formulate various prototypes of the product.

2.1.3

Records. IGI will maintain all administration, supervision and record keeping, as required by applicable law and in accordance with IGI's standard operating procedures and practices. All development records, batch records, reports and master batch records will be the property of Citius.

2.1.4	Master Batch Record. IGI will provide labor and materials for preparation and approval of the Master Batch Record and any subsequent revisions thereto.

2.1.5	Materials. IGI will provide cGMP release raw materials, components and excipients as agreed to by the parties.

2.1.6	Waste Disposal. IGI will manifest all hazardous waste and engage a contractor to dispose of all Product related waste in accordance with applicable laws, rules and regulations.

2.1.7

Storage. IGI will store the ingredients and Product including the development, scale-up, clinical and non-clinical testing and validation batches if any, in accordance with the applicable storage specifications until such time that Citius confirms that the project is terminated and that there is not further need to store the Product. .

2.1.8

Delivery. IGI will pack the Product as per the specification approved by the customer All shipments shall be F.O.B. IGI's shipping docks. If Customer has not specifically designated a preferred carrier, IGI will select the carrier for shipment.

2.2	Customer's Responsibilities

2.2.1	Project Instructions. Customer will:

•	Provide base formulation.
•	Evaluate and approve the prototype formulation
•	If required, Provide test requirements for the developed products.
•	Provide assistance in the selection of the packaging components.

2.2.2	Product Testing. Customer will be responsible for conducting any in vivo product testing.

2.2.3	Artwork. If IGI is labeling the Product, IGI will develop and Customer will approve artwork that meets all applicable regulatory requirements.

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 4

Section 3. Product Development and Pricing

3.1	Project Pricing.

Phase I

Activity		Estimated Duration (weeks)	Estimated Cost ($)

Pre-formulation		2-4	5,500

•	Customer will provide IGI with a formulation base and all studies to support the compatibility of the excipients with the API's

•	IGI will evaluate base formulation and data to initiate development of multiple dosage formulations

•	IGI will procure materials to initiate product development of multiple variations of base formulation

•	Customer will provide desired levels of hydrocortisone and lidocaine in combination for four prototype formulations
	Subtotal		5,500

Phase II

		Activity	Estimated Duration (weeks)	Estimated Cost ($)

Formulation Design			Up to 8	78,600

•	IGI will formulate a hydrocortisone cream product.
•	IGI will formulate a lidocaine cream product.

•	IGI will formulate four combination products of hydrocortisone and lidocaine at different strengths :
	1.	Combination A
	2.	Combination B
	3.	Combination C
	4.	Combination D

•	Select formulations of each product will be monitored at elevated and ambient temperature for determining the chemical and physical stability of the product using IGI's Standard Operating Procedure
		Subtotal	78,600

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 5

Phase III

	Activity	Estimated Duration (weeks)	Estimated Cost ($)

Formulation Optimization		8 weeks	37,800

•

Based on the data acquired on the various formulations from Phase II, one of each of the formulations will be optimized and will be monitored at elevated and ambient temperature for determining the chemical stability of the product.

•	For each of the formulations, IGI will send product prototype samples to the Customer for their evaluation and approval.
	Subtotal	37,800

Phase IV

	Activity	Estimated Duration (weeks)	Estimated Cost ($)

Analytical Development, concurrent with Phase II		Up to 16	74,700

•	Method verification for the analysis of Hydrocortisone via USP or manufacturers method
•	Method verification for the analysis of lidocaine via USP or manufacturers method

•	Method development/validation for the analysis of Hydrocortisone
•	Method development/validation for impurities

•	Method development/validation for analysis of Lidocaine
•	Method development/validation for impurities

•	Method development/validation for the analysis of preservatives
	Subtotal	74,700

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 6

Phase V

		Activity	Estimated Duration (weeks)	Estimated Cost ($)

Documentation			Up to 4	18,500

•	IGI will work with Customer to source packaging (concurrent with Phase II).

•	IGI will prepare the following documents:
	1.	Final ingredient list for all of the products as per INCI nomenclature.
	2.	Master batch record for 250 kg pilot batches for each the approved prototype formulation.
	3.	Master batch record for 250kg placebo batch.
	4.	Tentative specification sheets for the finished product and all of the ingredients contained in each of the formulas.

		Subtotal		18,500

Phase VI

		Activity	Estimated Duration (weeks)	Estimated Cost ($)

Placebo & Pilot batch Manufacturing ,concurrent with phase VI			Up to 12	225,500

•	IGI will procure raw and packaging materials and qualify them to manufacture 250 Kg pilot batches of each the following products.

	1.	Placebo
	2.	Lidocaine Product
	3.	Hydrocortisone product
	4.	Combination A
	5.	Combination B
	6.	Combination C
	7.	Combination D

•	IGI will manufacture a 250 Kg pilot batch of each the products under cGMP using equipment for commercial manufacturing

•	IGI will test and release the finished bulk batches as per established release specifications.

•	IGI will fill and package the placebo & pilot batches into the approved packaging.

•	IGI will initiate stability studies on these products in their final packaging as per their Standard Operating Procedures.

•	IGI will submit samples to the Customer for clinical and non-clinical testing.

•	IGI will submit samples of the above products to a qualified outside independent testing laboratory for the following test:
	•	Preservative Challenge Test

		Subtotal		225,500

Total Project Cost based on the activities mentioned above (Phase I to VII)	24-28 weeks	440,600

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 7

Miscellaneous

Activity	Price

Charges for Cancellation.	Customer shall pay all costs for materials purchased and all services rendered by IGI prior to termination plus 10% of the remaining value of the Project.

3.2

Revisions to Pricing. In addition to any reasons for price changes expressly set forth in Exhibit 1, IGI may revise the prices provided in this Quotation if reasonably unforeseeable circumstances affect the work required to complete the Project. IGI will notify Customer immediately if the costs to complete the Project exceed the prices stated in this Quotation. IGI will not commence work involving charges in excess of those stated in this Quotation without Customer approval unless such advance notice was not possible due to the circumstances.

Section 4. Scheduling Policy

IGI will work closely with you to ensure that your requirements are met; however, in order for IGI to maintain a smooth Development schedule, and offer maximum flexibility to our Customers without punitive fees, IGI adheres to the following Scheduling Policy:

IGI will not confirm a project start date until IGI receives the signed Proposal Acceptance Sheet attached to this Quote, and a Purchase Order referring to this Quote. In the event IGI does schedule a project start date without a signed Proposal Acceptance Sheet or Purchase Order, IGI may reschedule the Project Start Date without notice to the Customer.

IMPORTANT: Customer must also provide the information or take the actions, as appropriate, specified in the following chart, by the time specified in the chart:

Action Item Table

Action Items	Due Date
Client provide IGI with signed Proposal Acceptance Sheet and Purchase Order	Prior to scheduling the project start date
Client provide all information required	Maximum 2 weeks after Proposal Acceptance Sheet and Purchase Order are provided to IGI.

The time frames provided in the Action Item Table are necessary to ensure that all departments are properly informed and trained regarding their responsibilities for the Project. Customer's failure to complete any of the Action Items by the Due Date specified in the Action Item Table will result in a rescheduling of the project start date by at least the number of days by which Customer was late in completing the action item. In addition, certain delays may result in additional charges as determined in the discretion of IGI.

IGI's schedule is necessarily complex, and IGI reserves the right to change the schedule to permit maximum utilization of its resources. Should scheduling changes be necessary, you will be notified immediately by the manager.

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 8

Section 5. Terms and Conditions

5.1

Standard Terms and Conditions. The Standard Terms and Conditions attached to this Quotation as Exhibit 1 are an integral part of this Quotation and are incorporated herein by reference. In the event of a conflict between the terms of this Quotation and the attached Standard Terms and Conditions, the Standard Terms and Conditions shall govern. In the event of a conflict between the terms and conditions of this Quotation and any purchase order or other documentation submitted by Customer, this Quotation shall govern.

5.2	Invoicing and Payment Terms. For project work, Customer will pay as per following schedule -

•	Prior to commencing Phase I – 10% of the total project cost
•	Prior to commencing Phase II and IV – additional 20% of the project cost
•	Prior to commencing Phase VI – additional 35% of the project cost
•	Total Project Cost Due – 3 Month stability time point for Pilot batches

5.3

Initial Batches. Each batch of Product manufactured under this Quotation will be considered to be a "Development Batch" until IGI has manufactured full size batch of Products which meet the applicable Specifications. The term "Development Batch" shall include without limitation any batch manufactured following (i) a change in Specifications, or (ii) a scale-up in the manufacturing process to produce greater quantities of Product, until IGI has manufactured a batch of Product meeting the new Specifications. Customer shall be responsible for the cost of each Development Batch that fails to meet the Specifications unless IGI was grossly negligent in the manufacture of the out-of-Specification batch. IGI and Customer shall cooperate in good faith to resolve any problems causing the out-of-Specification batch.

5.4	Unlabeled Product. If IGI is to provide Customer with product which is not labeled, Customer represents and warrants that it will comply with all applicable regulations.

5.5

Termination. Customer may terminate this Quotation upon 15 days notice, subject to payment of any cancellation fees provided herein. Either party may terminate this Quotation: (i) effective upon sixty (60) days prior written notice to the other party, if the other party commits a material breach of this Quotation and fails to cure such breach by the end of such sixty (60) day period; provided, however, that failure to pay amounts due under this Quotation within thirty (30) days after such payments are due shall constitute cause for immediate termination of this Quotation, or at IGI's discretion, IGI shall be relieved of any further obligation to perform under this Quotation until all outstanding payments are brought current, or (ii) effective upon written notice to the other party, if the other party becomes insolvent or admits in writing its inability to pay its debts as they become due, files a petition for bankruptcy, makes an assignment for the benefit of its creditors or has a receiver, trustee or other court officer appointed for its properties or assets.

5.6

Non Compete, Exclusivity and Data Rights. IG will only perform and provide development services and manufacture products containing hydrocortisone acetate and lidocaine base and/or lidocaine hydrochloride in any percentage ("Combination Products"), exclusively for Citius. IGI may not develop and or manufacture the Combination Products directly or indirectly for itself or any third party other than Citius. Upon the termination of the Project for any reason by either party, IG will not use the data generated under this contract for any commercial purpose without compensating Citius.

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 9

Project Approval and Authorization

Completion of this Project Approval and Authorization page signifies the Customer's acceptance of this Quotation and the terms and conditions, including without limitation the Standard Terms and Conditions attached to this Quotation as Exhibit 1. If you have not received a copy of the Standard Terms and Conditions, please request a copy as they are an integral part of this Quotation. This Quotation is subject to reconfirmation and acceptance by IGI upon receipt of a signed copy from Customer.

Citius Pharma	IGI Laboratories , Inc.

/s/ Reiner Beeuwkes	/s/ Charles Moore
Signature	Signature

Reiner Beeuwkes	Charles Moore
Printed Name	Printed Name

Managing Member	CEO
Title	Title

8/12/2010	8/12/2010
Date	Date

PLEASE NOTE: The Acceptance Sheet must be signed by Customer and delivered to IGI along with a Purchase Order before IGI will schedule services and allocate resources. If the Acceptance Sheet is incomplete when submitted (i.e., Accounts Payable contract information, required payment or approval signature, etc.), and/or a Purchase Order is not submitted, delays in scheduling will result.

All invoicing is to be sent directly to:

Name:
Department:
Telephone No.:
Address:

Preferred Initial Payment Method ☑: ☐ Check Enclosed                         ☐    Wire Transfer

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 10

Any modifications of this Quotation must be made with an approved Change Order.

Mail or fax the proposal acceptance sheet to:	IGI, Inc
105 Lincoln Avenue Buena, NJ 08310 (856) 697-0250 (Fax)

Wire payment to:	Overnight mail payment to:	Regular mail payment to:
	IGI, Inc PO Box 687 105 Lincoln Avenue Buena, NJ 08310	IGI, Inc PO Box 687 105 Lincoln Avenue Buena, NJ 08310

Quotation Expiration. This Quotation is valid for ninety (90) days from the date of the Quotation, unless extended by IGI.

B. Audits. Customer may conduct two quality assurance facility audits per year at no cost. Such audits may be performed by Citius or consultants appointed by Citius.

C. Regulatory Inspections. IGI will promptly notify Customer of any regulatory inspections directly relating to or affecting or impacting the Project. Customer accepts reasonable and documented costs charged by a regulatory authority for inspections directly related to the Project.

D. Price Changes. IGI may revise the prices provided in this Quotation if (i) Customer's requirements or any Customer-provided information is inaccurate or incomplete, (ii) Customer revises IGI's responsibilities, the Specifications, the Project Instructions, procedures, assumptions, processes, test protocols, test methods or analytical requirements, to the extent applicable to the Project, or (iii) for such other reasons set forth in the Quotation.

E. Payments. IGI will invoice Customer as set forth in the Quotation. IGI charges a late payment fee of 1½% per month for payments not received by the date specified in the Quotation. Failure to bill for interest due shall not be a waiver of IGI's right to charge interest.

F. Taxes. Customer will pay any sales, use, gross receipts, compensating or other taxes, licenses, or fees (excluding IGI's net income and franchise taxes) to be paid by IGI to any tax jurisdiction arising from the Project.

G. Hazardous Materials. Customer warrants to IGI that no specific safe handling instructions are applicable to any substance or material provided by Customer to IGI, except as disclosed to IGI in writing by the Customer in sufficient time for review and training by IGI prior to delivery. Where appropriate or required by law, Customer will provide a Material Safety Data Sheet for all Customer-provided materials, finished Product, and reference standards.

H. Shipment. Unless otherwise specified in the Quotation, all product, raw materials and components shipped by IGI are delivered F.O.B. IGI's facilities.

I. Limitations of Liability. NOTWITHSTANDING ANY OTHER PROVISION IN THIS QUOTATION, IGI'S LIABILITY UNDER THIS QUOTATION SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER TO IGI HEREUNDER. NOTWITHSTANDING THE FOREGOING, IGI'S LIABILITY FOR LOSSES TO API, BULK DRUG PRODUCT OR OTHER MATERIALS PROVIDED BY CUSTOMER, WHETHER OR NOT INCORPORATED INTO FINISHED PRODUCT, SHALL NOT EXCEED $5,000. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES, WHETHER OR NOT FORESEEABLE, ARISING FROM THE PROJECT OR THIS QUOTATION.

J. Confidentiality. All information disclosed by a party in connection with this Quotation shall be confidential information, unless such information is (1) already known to the receiving party, as evidenced by written records; (2) independently developed or discovered by the receiving party without the use of the disclosing party's confidential information, as evidenced by written records; (3) in the public domain other than through the fault of the receiving party; (4) disclosed to the receiving party by a third party not in breach of a duty of confidentiality owed to the disclosing party; or (5) required to be disclosed by law, or court or administrative order; provided, that the receiving party first gives prompt notice thereof to the disclosing party. Neither party shall, without the other party's prior written consent, use the confidential information of the other party or disclose such information to anyone other than employees of the receiving party or its affiliated entities who require such information to perform such party's obligations under this Quotation. This undertaking shall survive for 7 years following termination of this Quotation.

K. Intellectual Property. All IGI Materials, including without limitation, all improvements, developments, derivatives or modifications to the IGI Materials, shall be owned exclusively by IGI. All Customer Materials, including, without limitation, all improvements, developments, derivatives or modifications to the Customer Materials shall be owned exclusively by Customer. For purposes hereof, "IGI Materials" means all IGI proprietary information, intellectual property, and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications, which are owned, licensed or used by IGI in developing, formulating, manufacturing, filling, processing (sterile or non-sterile), packaging, analysis or testing pharmaceutical products and the packaging equipment, processes or methods of packaging, or any improvements to any of the foregoing. For purposes hereof, "Customer Materials" means all proprietary information, intellectual property, and developments, including without limitation, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications, which are owned, licensed or used by Customer relating to the API or the formulation thereof.

L. Warranties. IGI will perform the Project in accordance with the Specifications, Project Instructions and United States current Good Manufacturing Practices or current Good Laboratory Practices, as applicable. THE WARRANTIES SET FORTH IN THE QUOTATION AND THESE STANDARD TERMS AND CONDITIONS ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY IGI TO CUSTOMER AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE PRODUCTS OR PROJECT, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

IGI expressly denies any and all responsibility for claims of patent infringement. The customer accepts and will hold IGI harmless; the customer assumes full responsibility for any 3rd party claims arising from implied patent infringement.

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL

Quote # 2010-720	Page 11

M. Customer Obligations. Unless otherwise agreed to by the parties in writing, Customer is solely responsible to (i) provide complete and accurate scientific data regarding the Project, (ii) if applicable, review and approve all in-process and finished product test results to ensure conformity of such results with the product Specifications, regardless of which party is responsible for finished product release, (iii) prepare all required submissions to regulatory authorities, and (iv) perform such other obligations of Customer set forth in the Quotation.

N. Indemnification. Customer will indemnify and hold harmless IGI, its affiliates and their officers, directors, agents and employees against any third party claim arising directly or indirectly from (a) the promotion, marketing, distribution or sale of the Product, (b) use or exposure to the Product, (c) exposure to materials provided by Customer, (c) negligence or willful misconduct of Customer, (d) breach of this Quotation by Customer, or (e) use of any intellectual property provided by Customer to IGI. IGI will indemnify Customer for any third party claim arising from (i) any negligence or willful misconduct by IGI, or (ii) IGI's breach of this Quotation.

O. Set-Off. Without limiting IGI's rights under law or in equity, IGI and its affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against all amounts due to IGI from Customer. For purposes of this Section, IGI, its affiliates, parent or related entities shall be deemed to be a single creditor.

P. Force Majeure. Neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation, acts of God, fires, floods, or weather; strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, shortages in transportation; provided, however, that if IGI cannot complete an order within ninety (90) days due to any such cause, Customer may terminate this Quotation without liability to IGI.

Q. Use and Disposal. Customer represents and warrants to IGI that Customer will hold, use and/or dispose of Product and materials provided by IGI in accordance with all applicable laws, rules and regulations.

R. Record Retention. Unless the parties otherwise agree in writing, IGI will retain batch, laboratory and other technical records for the minimum period required by applicable law.

S. Independent Contractor. It is expressly agreed that IGI and Customer shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency.

T. Publicity. Neither party will make any press release or public disclosure regarding this Quotation or the transactions contemplated hereby without the other party's express prior written consent, except as required by applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to making the public disclosure.

U. Authority. Customer grants IGI full authority to use any Customer supplied materials or substances. Customer and IGI each represent and warrant that it has taken all necessary action on its part to authorize the execution and delivery of this Quotation and this Quotation has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

V. Amendment & Precedence. This Quotation constitutes the entire agreement of the parties related to the Project and may not be modified without the other party's prior written consent. These Standard Terms and Conditions supersede any conflicting terms and conditions set forth in the Quotation. Any previous written acknowledgement, statement or prior understanding between the parties related to the Project is superseded by this Quotation.

W. Dispute Resolution. If a dispute arises between the parties in connection with this Quotation, the respective presidents or Senior Executives of IGI and Customer shall first attempt to resolve the dispute. If such parties cannot resolve the dispute, such Dispute shall be resolved in the jurisdiction of the defendant party by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, New York, NY 10017.

X. Survival. These Standard Terms and Conditions shall survive termination or expiration of this Quotation.

105 Lincoln Avenue, Buena, NJ 08310

Direct: (856) 697-1441 · Facsimile: (856) 697- 2259 · www.igilabs.com

CONFIDENTIAL